CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated May 30, 1997 accompanying the consolidated financial statements of United States Exploration, Inc. and Subsidiaries included in the Annual Report on Form 10-KSB for the year ended March 31, 1997 which is incorporated by reference in this Registration statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON, LLP

/S/  GRANT THORNTON LLP
------------------------------------

Wichita, Kansas
November 24, 1997